EXHIBIT 5.1

July 13, 2012

GreenMan Technologies, Inc.

7 Kimball Lane

Building A

Lynnfield, Massachusetts 01940

Re:    Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to GreenMan Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1, File No. 333-181773 (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of 11,553,282 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), for resale (the “Shares”), including (i) 9,908,591 Shares that may be acquired upon the conversion of shares of the Company’s 10% Convertible Preferred Stock (the “Preferred Stock”), which Preferred Stock was issued to investors in a private placement completed on April 30, 2012 (the “Private Placement”), (ii) 158,448 Shares issued on June 30, 2012 in lieu of the cash payment of dividends on the Preferred Stock in accordance with the terms of the Preferred Stock, and (iii) up to 1,486,243 additional Shares issuable in lieu of the cash payment of dividends on the Preferred Stock in accordance with the terms of the Preferred Stock.

In our capacity as counsel, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Preferred Stock and the authorization of the Shares. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures, the legal capacity of each signatory and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies or telecopies.

We have relied as to factual matters on the representations and warranties contained in the agreements executed in connection with the Private Placement and on statements and certificates of officers and representative of the Company. We have assumed the completeness and accuracy of all factual matters described in such representations, warranties, statements and certificates, and we have not made any independent review or investigation of factual matters in connection with the preparation of this opinion. We have further assumed that a sufficient number of duly authorized and unissued shares of the Company's Common Stock will be available for issuance upon conversion of the Preferred Stock and upon payment of dividends on the Preferred Stock.

The opinions expressed herein relate only to matters of the internal law of the State of Delaware, without reference to conflict of laws, and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction.

Based on, and subject to, the foregoing, it is our opinion that:

1. The shares of Preferred Stock have been duly authorized and validly issued by the Company and are fully paid and non-assessable.

2. The Shares of Common Stock issued on June 30, 3012 in lieu of the cash payment of dividends on the Preferred Stock have been duly authorized and validly issued by the Company and are fully paid and non-assessable. The Shares of Common Stock initially issuable upon conversion of the Preferred Stock and the additional Shares of Common Stock issuable in lieu of the cash payment of dividends on the Preferred Stock have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of the Preferred Stock, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. Without limiting the generality of the foregoing, we express no opinion as to compliance with the securities or “blue sky” laws of any state or country in which the Shares are proposed to be offered and sold.

The opinions set forth above are given as of the date hereof and we assume no obligation to update or supplement the foregoing to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. The opinions set forth above may be relied upon by the Company in connection with the registration of the Shares, as contemplated by, and in conformity with, the Registration Statement.

Very truly yours,

Morse, Barnes-Brown & Pendleton, P.C.

By: /s/ Carl F. Barnes

Carl F. Barnes